Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Third Quarter Results

STL Pipeline is pursuing all legal and regulatory avenues to ensure critical energy infrastructure remains in service for Missouri customers and communities

ST. LOUIS (August 5, 2021) - Spire Inc. (NYSE: SR) today reported results for its fiscal third quarter ended June 30, 2021. Highlights include:

•	Net income of $5.3 million ($0.03 per diluted share), compared to a prior-period loss of $92.3 million, or $1.87 per share
•	Net economic earnings (NEE) of $6.9 million ($0.06 per share), compared to $7.3 million ($0.07 per share) a year ago
•	Fiscal 2021 NEE guidance range of $4.30 - $4.50 per share and capital expenditures outlook of $590 million are reaffirmed

“Thanks to the hard work and dedication of 3,600 Spire employees, we posted another solid quarter, delivering earnings comparable to a year ago,” said Suzanne Sitherwood, president and chief executive officer. “We remain on track with our comprehensive plans to upgrade utility infrastructure and technology, all in an effort to ensure our customers receive the safe, reliable and affordable natural gas service they deserve.

“That said, our ability to meet the future energy needs of our customers in eastern Missouri could be in jeopardy. A recent federal appeals court decision vacated the 2018 FERC certificate that authorized the construction and operation of STL Pipeline. While the court decision was against the FERC, the ruling has significant implications for hundreds of thousands of homes and businesses throughout the St. Louis region. Know that we’re emphatically pursuing all legal and regulatory avenues to ensure this critical energy infrastructure is available to serve our customers and communities.”

Spire STL Pipeline

On June 22, 2021, the U.S. Court of Appeals for the District of Columbia (DC) Circuit issued an order in a case brought by parties challenging the certificates granted by the Federal Energy Regulatory Commission (FERC) for construction and operation of Spire STL Pipeline that has been in service since November 2019. The decision vacated the FERC’s order authorizing the pipeline and remanded the proceedings back to the FERC.

STL Pipeline is critical infrastructure that more than 650,000 households and businesses in eastern Missouri rely on for reliable and affordable natural gas service. The pipeline was approved after a thorough review by the FERC using a rigorous regulatory process that has been in place for decades. In addition to providing a necessary diversity of supply, STL Pipeline was designed and constructed to uphold our commitment to the environment and the communities we serve.

Since becoming fully operational more than 18 months ago, the pipeline has proven to be an essential energy resource. Without STL Pipeline, we estimate that in February during Winter Storm Uri, 133,000 homes and businesses would have been without natural gas service and all eastern Missouri customers would have experienced the impact of hundreds of millions of dollars in higher gas costs. Further, taking the pipeline out of service would jeopardize Spire Missouri’s ability to provide energy to serve the St. Louis region this winter. Our ability to secure new pipeline capacity is significantly constrained, and the gas supply would not be able to be completely replaced based on current market and operating conditions. This could lead to potentially significant service disruptions that would have detrimental impacts on the health and safety of our customers.

We are emphatically pursuing all legal and regulatory avenues to ensure the continued operation of STL Pipeline. To that end, on July 26, we filed with the FERC for a Temporary Emergency Certificate to enable Spire Missouri to maintain adequate service, until the FERC issues an order on remand in connection with the DC Circuit decision noted above. Our action has garnered support for STL Pipeline from many individuals and groups, including the Missouri governor, elected officials, commercial and industrial customers and several others.

Today we will file a request for rehearing with the DC Circuit Court, asking the court to reconsider its order to vacate the certificate.

Missouri rate review

Spire Missouri’s rate review continues to progress according to schedule, since our December 2020 filing of the case and related testimony. Our rate review filing seeks recovery of costs and more than $850 million in capital investments since 2018 which are designed to make our system safer, more reliable and cleaner for our customers and communities.

Other interested parties to the case submitted their testimony in May, followed by all parties submitting rebuttal testimony in June and July, including Spire Missouri updating financial information in its initial filing through the test year update period ended May 31, 2021.

On July 30, Spire Missouri, the Staff of the Missouri Public Service Commission (MoPSC) and the other parties to the case filed a Partial Stipulation and Agreement settling a number of issues. Hearings before the MoPSC began on August 2.

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic Earnings (Loss)* by Segment
Gas Utility	$12.3	$8.4
Gas Marketing	(5.2)	0.1
Other	(0.2)	(1.2)
Total	$6.9	$7.3	$0.06	$0.07
Impairments, pre-tax	—	(148.6)	—	(2.89)
Other net economic earnings adjustments, pre-tax	(2.1)	23.3	(0.04)	0.45
Income tax effect of pre-tax adjustments	0.5	25.7	0.01	0.50
Net Income (Loss)	$5.3	$(92.3)	$0.03	$(1.87)
Weighted Average Diluted Shares Outstanding	51.7	51.2

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP and Cautionary Statements regarding non-GAAP measures including net economic earnings.”

Consolidated net income for the three months ended June 30, 2021, the third quarter of our fiscal year, was $5.3 million ($0.03 per diluted share), compared to a loss of $92.3 million ($1.87 loss per share) a year ago. The prior period includes non-cash, pre-tax impairment charges totaling $148.6 million ($117.3 million after tax) that principally related to a write-down of Spire Storage.

Net economic earnings (NEE) for the third quarter of fiscal 2021 was $6.9 million ($0.06 per share) compared to $7.3 million ($0.07 per share) last year, reflecting higher earnings from our gas utilities and offset by lower results from Gas Marketing.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Third quarter NEE was $12.3 million, up from $8.4 million in the prior year, reflecting a higher contribution margin partially offset by higher expenses.

Contribution margin increased $5.7 million, reflecting favorable rate adjustments at Spire Alabama of $4.1 million and higher ISRS at Spire Missouri of $1.5 million.

Operation and maintenance (O&M) expenses of $103.2 million for the quarter were $12.3 million lower than the same period a year ago. However, excluding a $14.2 million year-over-year impact from the reclassification of certain pension costs to below the operating income line (no bottom-line impact), O&M expenses were up $1.9 million. This slight increase reflects higher operations and employee-related expenses. Depreciation and amortization expenses increased $3.1 million due to incremental capital investment.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the majority of the United States. On an NEE basis, Spire Marketing reported a loss of $5.2 million for the third quarter, down from earnings of $0.1 million in the prior year. Results in the current year were impacted by less favorable market conditions and higher costs.

Other

Other gas-related operations and corporate costs on an NEE basis for the third quarter were $0.2 million in fiscal 2021, compared to $1.2 million a year ago, reflecting improved performance at Spire Storage.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic Earnings (Loss)* by Segment
Gas Utility	$248.4	$221.8
Gas Marketing	37.9	11.3
Other	(6.9)	(10.0)
Total	$279.4	$223.1	$5.18	$4.14
Spire Missouri regulatory adjustments, pre-tax	9.0	—	0.18	—
Impairments, pre-tax	—	(148.6)	—	(2.90)
Other net economic earnings adjustments, pre-tax	(6.2)	3.2	(0.12)	0.06
Income tax effect of pre-tax adjustments	(0.6)	30.6	(0.01)	0.60
Net Income	$281.6	$108.3	$5.23	$1.90
Weighted Average Diluted Shares Outstanding	51.7	51.2

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP and Cautionary Statements regarding non-GAAP measures including net economic earnings.”

For the first nine months of fiscal 2021, we reported consolidated net income of $281.6 million ($5.23 per diluted share), up from $108.3 million ($1.90 per share) for the prior year, which included the impairment charge described earlier.

NEE for the nine months ended June 30, 2021, was $279.4 million ($5.18 per share), up from $223.1 million ($4.14 per share) a year ago. The increase in NEE reflects higher Gas Marketing and Gas Utility earnings, and lower other costs.

Gas Utility

For the first nine months of fiscal 2021, the Gas Utility segment reported NEE of $248.4 million, up $26.6 million from a year ago, reflecting a higher contribution margin partially offset by higher operating expenses.

Year-to-date segment contribution margin increased by $35.3 million. The higher margin reflects a $14.6 million increase in ISRS revenues for our Missouri utilities, and net year-to-date rate adjustments of $7.1 million for Spire Alabama. Margin also benefitted by $10.0 million from higher usage and off-system sales.

O&M expenses decreased by $9.7 million compared to the prior-year period. However, after removing a $3.9 million transfer of non-service pension costs to below the operating income line and adjusting for a $9.0 million reversal of a charge for disallowed pension costs in Spire Missouri’s 2018 rate case, O&M expenses were down $4.6 million. The decrease was driven by lower operations and employee-related expenses. Depreciation and amortization expense rose $7.8 million reflecting increased capital investment across our utilities.

Gas Marketing and Other

NEE was $37.9 million year-to-date in fiscal 2021, up from $11.3 million in the prior-year period. This improvement was driven by the strong second quarter results this year due to extreme market conditions from the February 2021 cold weather event and optimization of incremental storage positions.

On an NEE basis, year-to-date other gas-related operations and corporate costs were $6.9 million, down from $10.0 million in the prior-year period, reflecting improved results from Spire Storage.

Balance Sheets and Cash Flow

In the third quarter of fiscal 2021, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at June 30, 2021, were $461.0 million, down from $477.6 million at June 30, 2020, as lower cash flow from operations, including increased seasonal working capital, was more than offset by the issuance of long-term debt.

On May 20, 2021, Spire Missouri issued $305 million of 3.30% Series First Mortgage Bonds due 2051. Proceeds were used to redeem $55 million of Spire Missouri 3.00% Series First Mortgage Bonds due 2023 (called for redemption May 24, 2021) and to repay short-term debt.

Net cash provided by operating activities was $220.7 million for the nine months ended June 30, 2021, down from $453.8 million in the prior-year period, largely due to fluctuations in working capital balances.

Capital expenditures for the first nine months of fiscal 2021 were $463.2 million, down from $475.7 million in the prior year mainly due to decreased non-utility investment.

For additional details on Spire’s results for the third quarter of fiscal 2021, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Guidance and Outlook

We affirm our fiscal 2021 NEE expectation range of $4.30 - $4.50 per share. Our annual long-term NEE per share growth target remains 5-7%, driven by continued, consistent growth of our gas utilities, including annual rate base growth of 7-8% driven by investment in pipeline upgrades as well as technology upgrades and new business. We also reaffirm our 5-year capital expenditures outlook through fiscal 2025 of $3.0 billion and our expected fiscal 2021 investment of $590 million.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.65 per share, payable October 4, 2021, to shareholders of record on September 10, 2021. We have continuously paid a cash common stock dividend since 1946, with 2021 marking the 18th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable November 15, 2021, to holders of record on October 25, 2021.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss our fiscal 2021 third quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, August 5
11 a.m. CT (12 p.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 1 p.m. CT (2 p.m. ET) on August 5 until September 7, 2021, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10157704.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10‑Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. For fiscal 2020 periods presented, adjustments for Missouri ISRS revenues reflect the regulatory settlement reached in the fiscal third quarter regarding 2016-2018 ISRS cases that resulted in a $15.0 million one-time credit to Spire Missouri customers. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Operating Revenues	$327.8	$321.1	$1,945.3	$1,603.5
Operating Expenses:
Natural gas	96.9	72.9	897.2	631.9
Operation and maintenance	112.0	124.9	342.6	347.2
Depreciation and amortization	53.1	50.1	155.4	146.8
Taxes, other than income taxes	32.6	31.1	126.6	122.7
Impairments	—	148.6	—	148.6
Total Operating Expenses	294.6	427.6	1,521.8	1,397.2
Operating Income (Loss)	33.2	(106.5)	423.5	206.3
Interest Expense, Net	26.9	26.4	78.4	80.3
Other (Expense) Income, Net	(1.0)	13.0	5.1	(0.8)
Income (Loss) Before Income Taxes	5.3	(119.9)	350.2	125.2
Income Tax (Benefit) Expense	—	(27.6)	68.6	16.9
Net Income (Loss)	5.3	(92.3)	281.6	108.3
Provision for preferred dividends	3.7	3.7	11.1	11.1
Income (loss) allocated to participating securities	0.1	(0.1)	0.5	0.2
Net Income (Loss) Available to Common Shareholders	$1.5	$(95.9)	$270.0	$97.0

Weighted Average Number of Shares Outstanding:
Basic	51.6	51.2	51.6	51.1
Diluted	51.7	51.2	51.7	51.2

Basic Earnings (Loss) Per Common Share	$0.03	$(1.87)	$5.24	$1.90
Diluted Earnings (Loss) Per Common Share	$0.03	$(1.87)	$5.23	$1.90
Dividends Declared Per Common Share	$0.65	$0.6225	$1.95	$1.8675

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2021	2020	2020
ASSETS
Utility Plant	$7,110.2	$6,766.3	$6,472.2
Less: Accumulated depreciation and amortization	2,173.1	2,086.2	1,882.1
Net Utility Plant	4,937.1	4,680.1	4,590.1
Non-utility Property	463.6	432.3	420.1
Other Investments	76.4	71.7	70.6
Total Other Property and Investments	540.0	504.0	490.7
Current Assets:
Cash and cash equivalents	23.9	4.1	7.4
Accounts receivable, net	502.0	253.3	248.1
Inventories	216.4	191.5	148.6
Other	156.0	141.7	155.2
Total Current Assets	898.3	590.6	559.3
Deferred Charges and Other Assets	2,517.9	2,466.5	2,182.5
Total Assets	$8,893.3	$8,241.2	$7,822.6

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,565.6	1,600.8	1,591.4
Retained earnings	887.6	720.7	774.6
Accumulated other comprehensive income (loss)	1.9	(41.2)	(49.6)
Total Shareholders' Equity	2,697.1	2,522.3	2,558.4
Temporary equity	9.3	3.4	4.1
Long-term debt (less current portion)	2,939.0	2,423.7	2,478.3
Total Capitalization	5,645.4	4,949.4	5,040.8
Current Liabilities:
Current portion of long-term debt	110.8	60.4	5.4
Notes payable	461.0	648.0	477.6
Accounts payable	294.3	243.3	200.8
Accrued liabilities and other	425.7	497.5	424.0
Total Current Liabilities	1,291.8	1,449.2	1,107.8
Deferred Credits and Other Liabilities:
Deferred income taxes	605.8	511.4	479.7
Pension and postretirement benefit costs	231.8	309.0	271.9
Asset retirement obligations	556.5	540.1	348.2
Regulatory liabilities	414.6	343.7	449.6
Other	147.4	138.4	124.6
Total Deferred Credits and Other Liabilities	1,956.1	1,842.6	1,674.0
Total Capitalization and Liabilities	$8,893.3	$8,241.2	$7,822.6

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2021	2020
Operating Activities:
Net Income	$281.6	$108.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155.4	146.8
Deferred income taxes and investment tax credits	68.4	17.0
Impairments	—	148.6
Changes in assets and liabilities	(294.2)	28.0
Other	9.5	5.1
Net cash provided by operating activities	220.7	453.8

Investing Activities:
Capital expenditures	(463.2)	(475.7)
Other	1.5	5.6
Net cash used in investing activities	(461.7)	(470.1)

Financing Activities:
Issuance of long-term debt	629.1	510.0
Repayment of long-term debt	(60.4)	(147.0)
Repayment of short-term debt, net	(187.0)	(265.6)
Issuance of common stock	0.6	33.2
Dividends paid on common stock	(99.6)	(95.7)
Dividends paid on preferred stock	(11.1)	(11.1)
Other	(10.8)	(5.9)
Net cash provided by financing activities	260.8	17.9

Net Increase in Cash and Cash Equivalents	19.8	1.6
Cash and Cash Equivalents at Beginning of Period	4.1	5.8
Cash and Cash Equivalents at End of Period	$23.9	$7.4

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2021
Net Income (Loss) [GAAP]	$12.1	$(6.6)	$(0.2)	$5.3	$0.03
Adjustments, pre-tax:
Fair value and timing adjustments	0.2	1.9	—	2.1	0.04
Income tax effect of adjustments (1)	—	(0.5)	—	(0.5)	(0.01)
Net Economic Earnings (Loss) [Non-GAAP]	$12.3	$(5.2)	$(0.2)	$6.9	$0.06

Three Months Ended June 30, 2020
Net Income (Loss) [GAAP]	$12.6	$13.6	$(118.5)	$(92.3)	$(1.87)
Adjustments, pre-tax:
Impairments	—	—	148.6	148.6	2.89
Provision for ISRS rulings	(4.8)	—	—	(4.8)	(0.09)
Fair value and timing adjustments	(0.6)	(17.9)	—	(18.5)	(0.36)
Income tax effect of adjustments (1)	1.2	4.4	(31.3)	(25.7)	(0.50)
Net Economic Earnings (Loss) [Non-GAAP]	$8.4	$0.1	$(1.2)	$7.3	$0.07

Nine Months Ended June 30, 2021
Net Income (Loss) [GAAP]	$255.0	$33.5	$(6.9)	$281.6	$5.23
Adjustments, pre-tax:
Missouri regulatory adjustments	(9.0)	—	—	(9.0)	(0.18)
Fair value and timing adjustments	0.3	5.9	—	6.2	0.12
Income tax effect of adjustments (1)	2.1	(1.5)	—	0.6	0.01
Net Economic Earnings (Loss) [Non-GAAP]	$248.4	$37.9	$(6.9)	$279.4	$5.18

Nine Months Ended June 30, 2020
Net Income (Loss) [GAAP]	$222.0	$13.6	$(127.3)	$108.3	$1.90
Adjustments, pre-tax:
Impairments	—	—	148.6	148.6	2.90
Fair value and timing adjustments	(0.2)	(3.0)	—	(3.2)	(0.06)
Income tax effect of adjustments (1)	—	0.7	(31.3)	(30.6)	(0.60)
Net Economic Earnings (Loss) [Non-GAAP]	$221.8	$11.3	$(10.0)	$223.1	$4.14

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2021
Operating Income (Loss) [GAAP]	$35.6	$(8.8)	$6.4	$—	$33.2
Operation and maintenance expenses	103.2	3.2	9.2	(3.6)	112.0
Depreciation and amortization	50.9	0.3	1.9	—	53.1
Taxes, other than income taxes	32.1	0.2	0.3	—	32.6
Less: Gross receipts tax expense	(17.9)	—	—	—	(17.9)
Contribution Margin [Non-GAAP]	203.9	(5.1)	17.8	(3.6)	213.0
Natural gas costs	84.9	20.2	—	(8.2)	96.9
Gross receipts tax expense	17.9	—	—	—	17.9
Operating Revenues	$306.7	$15.1	$17.8	$(11.8)	$327.8

Three Months Ended June 30, 2020
Operating Income (Loss) [GAAP]	$20.4	$18.2	$(145.1)	$—	$(106.5)
Operation and maintenance expenses	115.5	2.2	10.5	(3.3)	124.9
Depreciation and amortization	47.8	0.2	2.1	—	50.1
Taxes, other than income taxes	31.7	0.2	(0.8)	—	31.1
Impairments	—	—	148.6	—	148.6
Less: Gross receipts tax expense	(17.2)	(0.1)	0.1	—	(17.2)
Contribution Margin [Non-GAAP]	198.2	20.7	15.4	(3.3)	231.0
Natural gas costs	90.6	(9.2)	0.1	(8.6)	72.9
Gross receipts tax expense	17.2	0.1	(0.1)	—	17.2
Operating Revenues	$306.0	$11.6	$15.4	$(11.9)	$321.1

Nine Months Ended June 30, 2021
Operating Income [GAAP]	$366.4	$43.2	$13.9	$—	$423.5
Operation and maintenance expenses	310.2	13.6	28.9	(10.1)	342.6
Depreciation and amortization	149.0	0.9	5.5	—	155.4
Taxes, other than income taxes	124.0	0.9	1.7	—	126.6
Less: Gross receipts tax expense	(81.7)	(0.1)	—	—	(81.8)
Contribution Margin [Non-GAAP]	867.9	58.5	50.0	(10.1)	966.3
Natural gas costs	908.4	14.7	0.1	(26.0)	897.2
Gross receipts tax expense	81.7	0.1	—	—	81.8
Operating Revenues	$1,858.0	$73.3	$50.1	$(36.1)	$1,945.3

Nine Months Ended June 30, 2020
Operating Income (Loss) [GAAP]	$329.6	$18.2	$(141.5)	$—	$206.3
Operation and maintenance expenses	319.9	8.9	28.0	(9.6)	347.2
Depreciation and amortization	141.2	0.3	5.3	—	146.8
Taxes, other than income taxes	121.3	0.9	0.5	—	122.7
Impairments	—	—	148.6	—	148.6
Less: Gross receipts tax expense	(79.4)	(0.3)	—	—	(79.7)
Contribution Margin [Non-GAAP]	832.6	28.0	40.9	(9.6)	891.9
Natural gas costs	603.7	48.9	0.3	(21.0)	631.9
Gross receipts tax expense	79.4	0.3	—	—	79.7
Operating Revenues	$1,515.7	$77.2	$41.2	$(30.6)	$1,603.5